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                                                                   EXHIBIT 23.1

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

  We consent to the reference to our firm under the captions "Selected Financial Data" and "Experts" and to the use of our report dated February 25, 1999, except for the sixteenth paragraph of Note 5, as to which the date is April 23, 1999, and Note 10, as to which the date is April 13, 1999, in the Registration Statement on Amendment No. 2 to Form S-1 (No. 333-73153) and related Prospectus of Copper Mountain Networks, Inc. expected to be filed on April 26, 1999.

  Our audits also included the financial statement schedule of Copper Mountain Networks, Inc. for the period March 11, 1996 (inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998 listed in Item 16(b). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          Ernst & Young LLP
San Diego, California

April 23, 1999